EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the November 13, 2025 (the “Effective Date”), is between ECD AUTOMOTIVE DESIGN, INC., a Delaware corporation (the “Company”), and ELLIOT J. HUMBLE, an individual (the “Employee”). Each party to this Agreement may be referred to herein as a “Party” or “Parties” collectively.

W I T N E S S E T H:

WHEREAS, Employee is currently employed by the Company pursuant to a certain Employment Agreement between the Parties dated as of December 12, 2023 (the “Prior Employment Agreement”);

WHEREAS, the Parties seek to continue Employee’s employment with the Company pursuant to the terms and conditions of this Agreement, instead of those of Prior Employment Agreement;

NOW, THEREFORE, in consideration of the Parties’ mutual promises and covenants contained herein, of the benefits accruing to the Parties, and of other good or valuable consideration, including continued employment and employee benefits the amount of which shall be determined by Company and the receipt, validity, and sufficiency all of which the Parties hereby acknowledge, Employee and Company hereby agree to be legally bound on the following terms:

1.    Employment. The Company hereby employs Employee as a Product Development Director on the terms and conditions set forth in this Agreement. Employee shall perform such duties as may be reasonably assigned by the Company from time to time.

2.    Performance of Employee’s Duties. Employee shall devote Employee’s full working time and attention and Employee’s best efforts to Employee’s service to the Company and shall perform Employee’s services in a capacity and in a manner consistent with Employee’s position with the Company, and shall not engage in any other business or occupation during the Term; provided that the foregoing shall not be interpreted as prohibiting Employee from managing Employee’s personal passive investments or engaging in charitable or civic activities or, with the Company’s prior written consent, taking board positions in other enterprises, so long as such activities and board positions do not, individually or in the aggregate, (i) conflict with or interfere with the performance of Employee’s duties and responsibilities hereunder, (ii) create a fiduciary conflict or (iii) result in a breach or violation of this Agreement, including, without limitation, of Sections 9, 10, and 11 hereof. Employee shall abide by all the requirements of the Securities and Exchange Commission and adhere to the policies and requests of the Company with respect thereto, as the same may exist from time to time, applicable to executive officers of public companies. Employee may largely perform employee’s duties remotely, but is expected to work from the Company’s offices at least one day per week and any additional time as reasonably necessary to perform Employee’s duties to the Company.

3.    Term of Employment. Employee’s employment hereunder shall commence as of the Effective Date and continue until terminated pursuant to the terms of Section 7 below (the “Term” or “Term of Employment”).

4.    Compensation.

(a)    Salary. The Company shall pay Employee, in payment for Employee’s services hereunder, an annual rate of base salary of $195,000 (“Salary”), payable in accordance with the Company’s normal pay practices as may be altered from time to time by the Company’s Board of Directors or a committee thereof, as applicable (the “Board”), subject to standard payroll deductions. Any increase in Employee’s Salary shall be at the sole discretion of the Company’s Chief Executive Officer (“CEO”).

(b)    Bonuses. In addition to the Salary, for each calendar year, Employee shall be eligible for each of the following five bonuses (each, a “Bonus” and, collectively, the “Bonuses”) in a total amount of up to $85,000 per calendar year: (i) a bonus of $5,000 for each quarter (i.e., up to $20,000 per annum) in which the Company launches to market at least one new modern vehicle, which bonus(es), if any, shall be paid within 30 days following the end of the applicable calendar quarter; (ii) a bonus of $10,000 for each boutique build model at a price equal to or greater than $500,000, up to a maximum of three such build models (for a total of up to $30,000) per calendar year, each of which, if any, shall be paid within 30 days following the Company’s market launch of the applicable build model; (iii) a bonus of $5,000 for 10 approved new options in a calendar year with a retail value of at least $1,000 per option on any of the following three classic lines: Defender, RRC, FJ (for a total of up to $15,000 per annum if such new options are approved on all three of such classic lines), each of which, if any, shall be paid within 30 days after the applicable 10th approved new option is launched to market; (iv) a bonus of up to $2,500 per calendar quarter (i.e., up to $10,000 per annum) based on documented improvements in quality, process, and delivery, which bonus(es), if any, shall be paid within 30 days following the end of the applicable calendar quarter; and (v) a bonus of up to $10,000 per annum based on entry into at least one new classic vehicle market or vertical during a calendar year, which bonus, if any, shall be paid within 30 days following the Company’s market launch of the applicable vehicle. Whether Employee qualifies for any of the Bonuses shall be determined by the CEO in his reasonable discretion. Notwithstanding anything to the contrary contained herein, Employee must be employed by the Company on the date of payment of a Bonus in order to be eligible therefor.

(c)    Signing Bonus. Within 10 business days after the full execution of this Agreement, the Company shall issue to Employee 25,000 shares of the Company’s unregistered common stock, par value $0.0001 per share (the “Signing Bonus”). Notwithstanding the foregoing, Employee shall repay to the Company the full amount of the Signing Bonus if, on or before 90 days after the Effective Date, Employee voluntarily resigns Employee’s employment with the Company without Good Reason (as defined in Section 7(j)(ii) below) or the Company terminates Employee’s employment for Cause (as defined in Section 7(j)(i) below).

(d)    Other Benefits. The Company may provide Employee with such fringe benefits as are available to other employees of the Company. During the Term of Employment, Employee will be eligible to participate in all benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Without limitation of the foregoing, during the Term of Employment, (i) the Company shall pay the full premiums which are applicable to any healthcare, vision, and/or dental benefit plans in which Employee participates (and, for the avoidance of doubt, Company shall pay the full premiums of such coverage with respect to the spouse of Employee), and (ii) Employee shall be eligible to participate in the Company’s 401(k) plan.

(e)    Paid Time Off. During the Term, Employee will be entitled to twenty (20) days per calendar year (prorated for partial calendar years) of paid time off and such additional paid time off, including sick time, as may be mutually agreed upon between Employee and the Company (“PTO”). To the maximum extent permitted by applicable law, (i) PTO hours accrued, but unused, in a calendar year will be forfeited and will not carry over to the following calendar year, and (ii) the Company will not be required to compensate Employee for, and Employee will forfeit, any accrued but unused PTO upon the separation of Employee’s employment with the Company, regardless of reason.

(f)    Required Taxes and Withholdings. The Company shall withhold from any payments made to Employee (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

(g)    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to any clawback policy adopted by the Company from time to time. Further, any such compensation that is subject to recovery under any law, government regulation, or stock exchange listing requirement, shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement). In particular, in the event of a restatement of the financial or operating results of the Company, the Company may recover from Employee incentive compensation that would not otherwise have been paid to Employee if the correct performance data had been used to determine the amount payable. The provision is intended to support the Company’s compliance with applicable laws, including incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5.    Reimbursement for Expenses. Employee is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Such reasonable expenses shall include, without limitation, all reasonable business-related travel expenses, including, without limitation, expenses related to transportation, accommodations, and tolls, as well as a per diem allowance, provided the foregoing are consistent with the Reimbursement Policies. The Company shall reimburse Employee for all such proper expenses upon presentation by Employee of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6.    Section 280G of the Internal Revenue Code. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the parachute rules of Section 280G of the Internal Revenue Code.

7.    Termination of Employment.

(a)    Termination of Term of Employment. The Term of Employment shall terminate immediately (the date of such termination is referred to as the “Termination Date”) upon the occurrence of any of the following events: (i) death or Permanent Disability (as defined below) of Employee; (ii) election by the Company to terminate Employee for Cause (as defined below); (iii) the effective date of the Company’s written notice to Employee of the Company’s election to terminate Employee without Cause; (iv) election by Employee to terminate for Good Reason (as defined below); or (v) at the end of the thirty (30) day period following Employee’s delivery to the Company of prior written notice of his election to terminate (or such earlier date that Employee’s employment shall terminate pursuant to Section 7(d) below).

(b)    Effect of Termination by the Company Without Cause or by Employee for Good Reason. Subject to Section 7(e) below, if Employee’s employment is terminated by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to receive:

(i)    Employee’s Salary, accrued and unpaid through the Termination Date, which shall be paid on the first regularly-scheduled payroll date of the Company following the Termination Date;

(ii)    reimbursement for all business expenses reimbursable pursuant to this Agreement, if any within fourteen (14) days after the Termination Date;

(iii)    continued payment of Employee’s Salary for the one-year period following the Termination Date, payable in equal installments over the one-year period following the Termination Date in accordance with, and at such times as consistent with, the Company’s normal payroll practices and subject to payroll deductions and tax withholdings in accordance with the Company’s normal practices and as required by law; plus

(iv)    any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(c)    Effect of Termination Upon Employee’s Death or Permanent Disability, or by the Company for Cause. Subject to Section 7(e) below, in the event this Agreement is terminated due to Employee’s death, or Employee’s Permanent Disability (as defined below), or by the Company for Cause (as defined below), the Company shall pay Employee (or his or her estate) his or her accrued and unpaid Salary through the Termination Date together with reimbursement for all business expenses reimbursable pursuant to this Agreement, if any, and any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(d)    Effect of Termination by Employee without Good Reason. Subject to Section 7(e) below, in the event Employee terminates this Agreement without Good Reason (as defined below), the Company may elect to waive all or a portion of the thirty (30) day notice period (as described in Section 7(a)(v)), in its sole discretion, and in such case, the Termination Date shall be accelerated, and, notwithstanding the required notice period, the Company shall owe Employee no further amount under this Agreement as of the accelerated Termination Date or for any other reason, other than any compensation that has accrued and remains unpaid through the accelerated Termination Date, reimbursement for all business expenses reimbursable pursuant to this Agreement, if any, and any other benefits Employee is otherwise entitled to in accordance with the terms and conditions of the Company’s Employee Benefit Plans (including the Long-Term Incentive Plan and the Restricted Stock Unit Award Agreement) or as otherwise expressly required by applicable law.

(e)    Compliance with Restrictive Covenants and Required Release. All payments and benefits due to Employee under this Section 7 that are not otherwise required by applicable law shall be payable only if (i) Employee is, at all times has been, and continues to be in compliance with the terms of Sections 8, 9, 10, and 11 below, and (ii) Employee (or, to the extent applicable, Employee’s legal representative acting under a power of attorney and on behalf of Employee or Employee’s estate) executes and delivers to the Company a general release of claims and liability against the Company and its Affiliates in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following the Termination Date.

(f)    Employee Acknowledgment. Employee hereby acknowledges and agrees that upon the Termination Date, Employee shall not be entitled to any severance payments or benefits of any kind, including without limitation payment for accrued and unused paid time off, under any Company benefit plan, severance policy generally available to the Company’s employees, or otherwise and all other rights of Employee to compensation under this Agreement shall end as of such Termination Date, except as expressly provided in this Section 7.

(g)    No Limitation of Remedies. Notwithstanding anything to the contrary contained herein, the Company shall not be limited to termination as a remedy for any improper or illegal act of Employee, but may also seek damages, injunction, or such other remedy as it may deem appropriate under the circumstances.

(h)    Resignation as Officer or Director. Upon the Termination Date, Employee shall be deemed to have resigned, to the extent applicable, as an officer of the Company and its Affiliates and as a member of any governing body of the Company and its Affiliates. On or immediately following the Termination Date, Employee shall confirm the foregoing by submitting to the Company in writing a confirmation of Employee’s resignation(s).

(i)    Return of Company Property. Upon (1) termination of Employee’s employment or (2) the Company’s request at any time during Employee’s employment, Employee shall (A) immediately provide or return to the Company any and all Company property, including without limitation keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives, other removable information storage devices, hard drives, and data and all Company documents, materials and equipment belonging to the Company and stored in any fashion, including without limitation those that constitute or contain any Confidential Information (as defined below) or Intellectual Property (as defined below), that are in the possession or control of Employee, whether they were provided to Employee by the Company or its Affiliates or created by Employee in connection with Employee’s employment by the Company; and (ii) immediately delete or destroy all copies of any such documents and materials not returned to the Company that remain in Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Employee’s possession or control.

(j)    Definitions.

(i)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean, (i) the commission by Employee of or the indictment of Employee for (or pleading guilty or nolo contendere to), a felony or any other crime involving moral turpitude, (ii) Employee’s material failure to perform Employee’s duties hereunder or to follow the lawful direction of the Company (or a representative thereof), (iii) Employee’s theft or fraud, (iv) an act of gross negligence or willful misconduct by Employee that has a material and demonstrably negative impact on the Company, or (v) material breach by Employee of this Agreement or any other agreement between Employee and the Company. To the extent any of the foregoing items set forth in (ii) or (v) are capable of being cured, Cause shall not have occurred until the Company has given Employee written notice setting forth the issue(s) alleged to constitute Cause, and the Company has provided Employee at least thirty (30) days following such notice to cure such conduct and Employee has failed to do so. Failing such cure, a termination of employment by the Company for Cause shall be effective on the day following the expiration of such thirty (30) day cure period.

(ii)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean if Employee voluntarily terminates Employee’s employment with the Company after the occurrence of one or more of the following circumstances without Employee’s consent, in each case: (i) a permanent relocation of Employee’s primary place of employment to a location more than one hundred (100) miles from Kissimmee, Florida (for the avoidance of doubt, excluding reasonable requests to attend certain meetings, events, or conferences in person); (ii) a material reduction in Employee’s title or position; (iii) a material breach by the Company of this Agreement; or (iv) a material reduction in Employee’s Salary; provided, however, that no resignation shall be for Good Reason until Employee has provided the Company with written notice of the conduct alleged to have caused Good Reason with thirty (30) days of such conduct occurring and at least thirty (30) calendar days have elapsed after the Company’s receipt of such written notice from Employee, during which the Company has failed to cure any such alleged conduct. Failing such cure, a resignation of employment by Employee with Good Reason shall be effective on the day following the expiration of such thirty (30) day cure period.

(iii)    Definition of Permanent Disability. For purposes of this Agreement, “Permanent Disability” shall mean the inability of Employee, due to illness, accident, or other physical or mental incapacity, to perform the essential duties, responsibilities, and functions of his or her position with the Company, as applicable, for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days during any consecutive twelve (12) month period (whether or not the days are consecutive) even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unduly burdensome, all as determined by an independent, licensed Florida medical doctor selected and consulted by the Company. Employee shall reasonably cooperate in all respects with the Company if a question arises as to whether Employee has incurred a Permanent Disability (including, without limitation, submitting to an examination by a medical doctor, or other health care specialist selected by the Company with the approval of Employee, which shall not be withheld unreasonably, and authorizing such medical doctor or such other health care specialist to discuss Employee’s condition with the Company).

8.    Limitations on Other Employment. As long as Employee is an employee of Company, Employee shall not enter into the services of or be employed in any capacity or for any purposes whatsoever, whether directly or indirectly, by any person, firm, employer or entity other than the Company or its Affiliates without the consent of the Company, and will not, without the consent of the Company, during said period of time, be engaged in any business, enterprise or undertaking, other than employment by the Company or its Affiliates. Employee represents and warrants that Employee is under no obligation to any former employer that is in any way inconsistent with this Agreement or that imposes any restriction on behalf of the Company or its Affiliates. The Employee acknowledges that Employee has been instructed that, during the Term of Employment, Employee is not to divulge to the Company, its employees, or its consultants any Confidential Information (as defined below) obtained from any previous employers or any other person.

9.    Non-Competition and Non-Interference.

(a)    Non-Competition. Other than on behalf of the Company or its Affiliates, during the Restricted Period (as defined below), Employee shall not, directly or indirectly (as defined below), engage or attempt to engage in the Business (as defined below) within the Territory (as defined below).

(b)    Non-Interference with Customers. During the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually, (i) solicit, induce, or cause any Customer to terminate, reduce or refrain from renewing or extending its contractual or other business relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any Customer to become a customer of or enter into any contractual or other relationship, in each case for Competing Services (as defined below), with Employee or any other person or entity; and/or (iii) offer or provide to any Customer any Competing Services.

(c)    Non-Interference with Suppliers. Employee agrees that, during the Restricted Period, Employee shall not, directly or indirectly, attempt to or actually: (i) solicit, induce, or cause any Supplier or other Business Relation (as defined below) of the Company or its Affiliates to terminate, reduce, or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company or its Affiliates; (ii) solicit, induce, or cause any employee of the Company or its Affiliates to engage in Competing Services; or (iii) engage as an employee, independent contractor, or consultant on behalf of a person or entity other than the Company or its Affiliates (A) any employee of the Company or its Affiliates or (B) any person who was employed by the Company or its Affiliates within the then prior six-month period.

(d)    Non-Disparagement. During the Restricted Period, Employee shall not disparage the Company or its Affiliates or their respective businesses, personnel, shareholders, members, directors, officers, consultants, services, products, or business methods. Notwithstanding the foregoing, this Section 9(d) shall not be interpreted or applied in a manner that would conflict with Section 10(e) below. Further, this Section does not apply to business-related intra-Company statements made in good faith and in furtherance of Employee’s duties to the Company to persons with a legitimate business reason to know such information.

(e)    Definitions.

(i)“    Business” means the business of restoring and customizing luxury automobiles.

(ii)“    Business Relation” means herein any person or entity other than a Supplier that conducts business with the Company or its Affiliates.

(iii)“    Competing Services” means herein products or services (other than those of the Company or its Affiliates) that are the same, similar, or otherwise in competition with the products or services of the Company or its Affiliates.

(iv)“    Customer” means herein any person or entity that: (A) during the two-year period immediately preceding the Effective Date or during the Restricted Period, has purchased products or services from Company or its Affiliates and/or (B) during the then-prior one- year period, was contacted by the Company or its Affiliates regarding the potential purchase of products or services from the Company or its Affiliates.

(v)“    Directly or indirectly” as used herein includes any activity, on behalf of Employee or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor, or otherwise, except that nothing in this Agreement shall prohibit Employee from being a passive holder, for investment purposes only, of not more than five percent (5%) of the securities of any publicly-traded entity.

(vi)“    Restricted Period” means the Term of Employment and the one (1) year period following the Termination Date (as defined in Section 7(a) above).

(vii)“    Supplier” means herein any person or entity that supplies goods, services, or capital to the Company or its Affiliates, whether as an employee, independent contractor, or otherwise.

(viii)“    Territory” means herein anywhere in the United States and the United Kingdom.

10.    Confidentiality Provisions.

(a)    Definition of Confidential Information. As used herein, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company has furnished or furnishes to Employee, whether before or after the date of this Agreement, or is or becomes available to Employee by virtue of Employee’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Employee that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes any of the following information held or used by or relating to the Company or its Affiliates:

(i)    all information that is a Trade Secret (as defined in Florida Statutes Section 688, the Uniform Trade Secrets Act);

(ii)    all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures, and architectures; and

(iii)    all information concerning the business and affairs of the Company and each of its Affiliates, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)    Confidentiality. Employee acknowledges the confidential and proprietary nature of Confidential Information and agrees that Employee shall, except to the extent required by law or in the course of Employee’s employment hereunder: (i) keep Confidential Information confidential and deliver promptly to the Company, or immediately destroy at the Company’s option, all embodiments and copies of Confidential Information that are in Employee’s possession; (ii) not use Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose Confidential Information to any person, except with the Company’s prior written consent. Notwithstanding the foregoing, this provision shall not apply to that part of Confidential Information that becomes generally available to the public other than as a result of a breach of this Section 10 by Employee. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. Notwithstanding the foregoing, this Section 10(b) shall not be interpreted or applied in a manner that would conflict with Section 10(e) below.

(c)    Compelled Disclosure. If Employee becomes compelled in any proceeding to make any disclosure that is prohibited by this Section 10, Employee shall, to the extent legally permissible, provide the Company with prompt notice of such compulsion so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 10. In the absence of a protective order or other remedy, Employee may disclose that portion (and only that portion) of Confidential Information that, based upon the opinion of Employee’s counsel, Employee is legally compelled to disclose; provided, however, that Employee shall use Employee’s best efforts to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(d)    Trade Secrets. Nothing in this Section 10 will diminish the protections and benefits under applicable law to which any Trade Secret of the Company or its Affiliates is entitled. If any information that the Company or its Affiliates asserts to be a Trade Secret under applicable law is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information for purposes of this Section 10.

(e)    Whistleblower Exception. Employee acknowledges that Employee has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not otherwise limit Employee’s ability to, in accordance with the requirements contained in this subsection, communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies to the extent such information was provided in accordance with the requirements contained in this subsection.

(f)    Indemnification. Employee shall indemnify and hold the Company harmless from any loss, damage, expense, cost, or liability arising out of any unauthorized use or disclosure of Confidential Information by Employee. This Section 10(f) and all the conditions, limitations, restrictions, duties, and obligations set forth in this Section 10 relating to the use and disclosure of Confidential Information, including the duty of confidentiality, shall survive indefinitely following the Termination Date of Employee’s engagement by the Company for any reason.

11.    Acknowledgement and Transfer of Intellectual Property to Company. Employee hereby irrevocably agrees to assign to the Company, for no additional consideration, Employee’s entire right, title, and interest in and to any and all discoveries, developments, methods, processes, programming, formulae, ideas, concepts, supplier and customer lists (including information relating to the generation and updating thereof), concepts, ideas, specifications, data, diagrams, flow charts, techniques, and any other form of intellectual property (whether reduced to written form or otherwise and whether or not patentable or copyrightable) conceived, made, developed, created, or reduced to practice by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during Employee’s employment with the Company both before and during the Term of Employment (collectively, the “Intellectual Work Product” or “Intellectual Property”), and such Intellectual Work Product shall be the sole and exclusive property of the Company. Employee represents and warrants that all Intellectual Work Product has not been previously published and any legal protection obtained therefore will not infringe upon the rights of any third party. Employee hereby agrees to the following:

(a)    Assignment. Employee shall sell, assign, transfer and set over unto the Company, its successors, and assigns, any and all copyright, right, title, and interest in and to any and all Intellectual Property created by Employee during the Company’s usual business hours and outside such business hours, whether made, created, conceived, developed, or reduced to practice by Employee directly or indirectly, or otherwise attributable to Employee’s efforts under this Agreement or otherwise. Such Intellectual Property assigned by Employee unto the Company shall be held and enjoyed by the Company, its successors, and assigns, as fully and entirely as the same would have been held and enjoyed by Employee had Employee in fact owned such Intellectual Property, or had this transfer and assignment not been made.

(b)    Work for Hire. Notwithstanding any other provisions of this Agreement to the contrary, Employee further agrees and acknowledges that all original works of authorship, or contributions to such works, that are made by Employee, in whole or in part, either alone or with others, within the scope of and during Employee’s employment with the Company both before and during the Term of Employment, whether inside or outside the Company’s usual business hours, constitute “works made for hire,” or contributions to such “works made for hire,” for all purposes hereunder, and for purposes of interpreting this Agreement under any and all provisions of the Copyright Act of 1976, 17 U.S.C. §§ 101 et. seq. To this effect, Employee hereby agrees and acknowledges that for all purposes hereunder (including without limitation, Employee’s creation of any and all Intellectual Property outside of the Company’s usual business hours), the exclusive copyright, right, title, and interest in and to any and all Intellectual Property created by Employee within the scope of and during the Term of Employment, including but not limited to Intellectual Property created through the use of Company’s Confidential Information, shall vest in the Company, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. However, should any of the Intellectual Property created by Employee during the term of Employee’s employment by the Company or during the term of Employee holding an ownership interest in the Company or its Affiliates not be found by a court of competent jurisdiction to be a “work made for hire” under the Copyright Act, Employee, in consideration of Employee’s continued employment by the Company under this Agreement and Employee’s continued right to receive the benefits of ownership of the Company or its Affiliates, and of other good or valuable consideration, the receipt and adequacy of all of which Employee hereby acknowledges on behalf of himself or herself, Employee’s assigns, executors, administrators, and legal representatives, hereby sells, assigns, transfers, and sets over unto the Company any copyright, right, title, and interest to any and all such Intellectual Property, regardless of such Intellectual Property’s legal status, including, without limitation, all source and object codes to such Intellectual Property, together with any and all enhancements, modifications, or derivative works based thereon. Nothing in this Section 11 shall confer upon Employee (or constitute the Company’s admission that Employee held or holds) any copyright, right, title, or interest, in any Intellectual Property to which the Company is solely entitled to hold copyright under this Section 11(b). The Company shall be entitled to obtain and hold in its own name all registrations of copyrights, trade secrets, trademarks and other proprietary or intellectual property rights with respect thereto. The Parties agree that the Company shall retain the original copies of all Intellectual Work Product pursuant to this Agreement, and all rights thereto.

(c)    Execution of Documents. At the expense of the Company and at the sole request of the Company, either before or after the Termination Date, Employee shall sign any and all documents, including without limitation assignment documents, and take all other actions, including without limitation disclosing to the Company all pertinent information and data relating to the Intellectual Property, necessary to fully effectuate Employee’s assignment to the Company under this Section 11, and to assist the Company in obtaining protection and ownership of all such assigned Intellectual Property and maintaining registrations under copyright, trade secrets, trademark, and other laws protecting proprietary or intellectual property rights in and confirming its title to, any and all such work. Employee’s assistance shall include signing all assignments of or applications for copyrights, trademarks, and other proprietary or intellectual property rights and other documents, cooperating in legal proceedings, and taking any other steps considered desirable by Company.

12.    Reasonableness. The Company and Employee hereby agree and acknowledge that the restrictive covenants contained in Sections 8, 9, 10, and 11 above are reasonable in their limitations, scope, time, and territory, and are necessary for the protection of the legitimate business interest of the Company, and that the restraints imposed thereby are not unduly burdensome on Employee.

13.    Accounting for Profits. Employee covenants and agrees that if Employee violates the provisions of Sections 8, 9, 10, and 11 above, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Employee has realized and/or may realize as a result of or in connection with any such violation. These remedies shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

14.    No Defenses. The Parties also agree that the restrictive covenants in Sections 8, 9, 10, and 11 above shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action that Employee may have against Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of any of these restrictive covenants. The provisions of this Section 14 shall survive the Agreement indefinitely.

15.    Enforcement. It is understood, agreed, and acknowledged by the Parties that no amount of money, or other remedy available at law, would adequately compensate the Company for damages, which the Parties agree and acknowledge the Company would suffer as a result of Employee’s violation of the provisions contained in Sections 8, 9, 10, and 11 above. Therefore, the Parties acknowledge and agree that the Company shall be entitled to obtain, upon application to a court of competent jurisdiction and without the need to prove actual damages to the Company or to post bond, a preliminary restraining order, and such other temporary or permanent injunctive relief as may be appropriate, to enforce against Employee the provisions of Sections 8, 9, 10, and 11 above, which injunctive relief shall be in addition to any other rights or remedies available to the Company. The provisions of this Section 15 shall survive the Agreement indefinitely.

16.    Notice of Agreement. Employee agrees that the restrictions contained in Sections 8, 9, 10, and 11 above shall apply not only to Employee, but also to any firm, person, or business, of whatever character, corporate or otherwise, by whom Employee may be employed or engaged, or with whom Employee may become associated with in any capacity, and that prior to accepting any employment or engagement by, or association with, any such firm, person, or business which provides any of the services that are of the type of Business provided by Company, Employee shall notify any such firm, person, or business of the existence and terms of the restrictive covenants contained in this Agreement, and shall furnish to such firm, person, or business, a copy of the terms of such restrictive covenants contained in this Agreement.

17.    Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture”) for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to Employee constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Employee incurs such expenses, and Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

18.    Entire Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter set forth herein, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter, including, without limitation, the Prior Employment Agreement. This Agreement may be modified or amended only upon the unanimous, written consent of the Parties, or their respective heirs, legal representatives, successors, or permitted assigns.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its choice of law principles. Company and Employee hereby: (a) irrevocably submit to the exclusive jurisdiction of any Florida court situated in or federal court situated nearest to Osceola County, Florida, in any action arising between the Parties, including, without limitation, any action arising out of this Agreement, (b) agree that all claims in any such action may be decided in either such court; and (c) waive, to the fullest extent that they may effectively do so, the defense of an inconvenient forum. The Parties also agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

20.    Waiver of Jury Trial. AS A MATERIAL TERM OF THIS AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE EMPLOYEE AND THE COMPANY EACH KNOWINGLY, WILLINGLY, AND VOLUNTARILY, AND BY THEIR EXPRESS DESIRE AND INTENT, HEREBY EXPRESSLY WAIVE A TRIAL BY JURY ON ALL ISSUES, CLAIMS, COUNTERCLAIMS, CROSS-CLAIMS, AND THIRD-PARTY CLAIMS, OF ANY KIND OR NATURE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT WITH THE COMPANY. EACH PARTY REPRESENTS AND WARRANTS THAT NO REPRESENTATION OF FACT OR OPINION HAS BEEN MADE BY ANYONE TO INDUCE THIS WAIVER OF JURY TRIAL OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

21.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement, including specifically the restrictive covenants in Sections 8, 9, 10, and 11 above, shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be (i) construed as if such invalid words, phrases, sentences, clauses, or sections had not been inserted or, (ii) in the case of the restrictive covenants in Sections 8, 9, 10, and 11 above, shall be reformed by such court so that such limitations, the scope or length of time, or size of territory, as applicable, be reduced to the extent required to cure such unenforceability.

22.    Attorneys’ Fees and Costs. In the event of any litigation between the Parties arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all costs and reasonable attorneys’ fees incurred, including attorneys’ fees incurred in all investigations, arbitrations, trials, bankruptcies, and appeals.

23.    Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement. Notwithstanding anything to the contrary, Sections 8, 9, 10, and 11 above shall continue and survive the termination of Employee’s employment with the Company.

24.    Notices. Notices and all other communications provided for in this Agreement must be in writing and shall be delivered personally, by email, or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

if to the Company:

Humble Imports Inc
Unit 107 – 4930 Industrial Lane
Kissimmee, Florida 34758
Attn: Scott Wallace
E-mail: scowal5@gmail.com

if to Employee:

Elliot J. Humble
822 Hackett Court
Mount Dora, FL 32757
E-mail: elliot@ecdautodesign.com

25.    Definition of Affiliate. The term “Affiliate” shall mean an entity that is directly or indirectly owned, operated, or controlled by another entity.

26.    Miscellaneous. This Agreement was the joint negotiated product of the Parties. Therefore, neither Party shall advance a position that any provision hereof should be more strictly construed against the other Party on the basis that such other Party prepared such provision. Unless otherwise provided herein, all rights, powers and privileges conferred upon the Parties by law, this Agreement or otherwise shall be cumulative. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, assigns and legal representatives. The waiver by either Party of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation. No failure of any Party to exercise any power given such Party hereunder or to insist upon strict compliance by any Party with its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof shall constitute a waiver of the Parties’ right to demand exact compliance with the terms of this Agreement. This Agreement shall be construed as a contract for personal services by Employee to the Company and shall not be assignable by Employee. The Company may assign its rights hereunder to any successor entity.

27.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. This Agreement may be executed by facsimile, portable document format (pdf) or other electronically or mechanically reproduced signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) and such signature shall constitute an original signature for all purposes notwithstanding any statute or decisional Law to the contrary.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

“COMPANY”

ECD AUTOMOTIVE DESIGN INC., a Delaware corporation

By: /s/ Scott Wallace
Name: Scott Wallace
Title: Chief Executive Officer

“EMPLOYEE”

/s/Elliot J. Humble
ELLIOT J. HUMBLE, individually

[Signature Page to Employment Agreement]